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                                  Exhibit 10.4

                           1997 DEFERRED COMPENSATION/

              CAPITAL ACCUMULATION PLAN FOR DIRECTORS-PLAN DOCUMENT

Wallace Computer Services, Inc. (the "Company") hereby establishes a non-qualified deferred compensation program for the members of its Board of Directors, who are eligible under, and elect to participate in the Plan. The following shall constitute the terms and conditions of the Wallace Computer Services, Inc. 1997 Deferred Compensation/Capital Accumulation Plan for Directors (the "Plan"), effective January 1, 1997 (the "Effective" Date)."

     1. ADMINISTRATION. Full power and authority to construe, interpret and administer the Plan shall be vested in the Compensation Committee of the Board of Directors of the Company (the "Committee"). The Committee shall have the authority to make determinations provided for or permitted to be made under the Plan, to interpret the Plan, and to promulgate such rules and regulations, if any, as the Committee considers necessary and appropriate for the implementation of the Plan.

     2. ELIGIBILITY AND PARTICIPATION. All members of the Company's Board of Directors on November 6, 1996 shall be eligible for participation in the Plan. Eligible Directors who elect to participate, in accordance with Section 3, will become "Participants.".

     3.   DEFERRED COMPENSATION.

          A. Each Participant may make an irrevocable election in writing to defer up to 100% of cash Compensation, as defined in Subsection 3B, paid during the period January 1, 1997 through December 31, 1997 (the "Deferral Amount"). Such amount shall not be less than $1,000. Deferred compensation at the deferral percentage will be deducted from all cash Compensation payable to the Participant during the deferral period.

          B. "Compensation" means director's fees and meeting fees payable by the Company to the participant.

          C. The Company shall establish and maintain a bookkeeping account in the name of each Participant, which shall be known as the "Deferral Account." It shall be credited with the Deferral Amount and interest at the rate established by the Committee compounded annually from January 1, 1997. As provided in Section 5 of the Plan, the interest rate on lump sum payments caused by certain events will differ from the rate established by the Committee. Amounts paid to the Participant or his/her Beneficiary pursuant to this Plan, shall be deducted from the account balance as of the first day of the month in which such payment is made.

          D. The Participant's Deferral Account shall at all times be reflected on the Company's books in accordance with generally accepted accounting practices as a general unsecured and unfunded obligation of the Company and the Plan shall not give

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               any person any right or security interest in any asset of the
               Company nor shall it imply any trust or segregation of assets by the Company. Payments from the Participant's Deferral Account shall be made from the general assets of the Company.

     4. TIME AND MANNER OF PAYMENT. The Participant's Deferral Account shall be distributed as follows:

               A.   Installment Payments.

                    (1) A Participant shall be entitled to fifteen (15) equal annual installment payments commencing at age sixty-five (65)

                    (2) A Participant who attained age fifty-five (55) as of January 1, 1997 may elect, at the time of making the deferral election pursuant to Subsection 3A, to receive ten (10) equal annual installments commencing at age seventy (70) in lieu of installment payments under Subsection 4A(1) if he/she becomes eligible for such payments.

                    (3) A Participant who attained age fifty-five (55) as of January 1, 1997 and who was a director of the Company on November 7, 1984 may elect, at the time of making the deferral election pursuant to Subsection 3A, to receive ten (10) equal annual installments commencing at age seventy-two (72) in lieu of installment payments under Subsection 4A(1) if he/she becomes eligible for such payments.

                         Installment payments shall be calculated to amortize fully the accumulated value of the Deferral Amount over the payment period. For purposes of this Subsection A, the interest rate to be credited in this calculation of the accumulated value of the Deferral Amount shall be the rate(s) established by the Committee at its sole discretion prior to the beginning of the deferral period.

               B. Interim Payments. So long as Participant does not attain age sixty-five (65) prior to or during the calendar year commencing January 1, 2004, a payment equal to the Participant's Deferral Amount shall be paid to the Participant within a reasonable time after January 1, 2004. Such Participant shall receive an additional payment equal to the Participant's Deferral Amount to be paid to the Participant within a reasonable time after January 1, 2005. These payments shall be charged to the Participant's Deferral Account as of the first day of the month in which payment(s) is made. This Subsection does not apply to Participants terminated under Section 5.

     5. DISHONEST CONDUCT. Notwithstanding any other provision of this Plan, if Participant's directorship with the Company is terminated at any time for reason of dishonest or fraudulent conduct injurious to the Company, the sole amount payable to or on behalf of Participant hereunder shall be a lump sum payment of the accumulated value of the Participant's Deferral Amount, payable as soon as practicable after such termination. For purposes of this Section 5, the simple rate of interest to be credited in the calculation of the accumulated value of the Deferral Amount shall be zero percent (0%).

     6.   PAYMENT UPON DEATH OF PARTICIPANT.

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          A.   If a Participant dies after age sixty-five (65), the Company shall pay any unpaid annual Installment Payments due the Participant under Subsection 4A to the Participant's Beneficiary, commencing with the next such payment due following the date of Participant's death.

          B. If a Participant dies prior to age sixty-five (65), the Participant's Beneficiary shall receive fifteen (15) equal annual installment payments commencing at the time of the Participant's death. Interim Payments described in Subsection 4B will not be made.

     7. BENEFICIARY DESIGNATION. A Participant may, from time to time designate any legal or natural person or persons (who may be designated contingently or successively) as his/her Beneficiary to whom payments are to be made if the Participant dies before receiving payment of all amounts due hereunder, by signing a form approved by the Committee. A beneficiary designation form shall be effective only after the signed form is filed with the Committee while the Participant is alive. A properly filed designation shall cancel all beneficiary designation forms filed earlier. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries of a Participant die before the Participant, or before complete payment of all amounts due hereunder, the Committee, in its discretion, may direct the Company to pay the unpaid amounts to one or more of such Participant's relatives by blood, adoption or marriage in any manner permitted by law which the Committee considers to be appropriate, including but not limited to payment to the legal representative or representatives of the estate of the last to die of Participant and Participant's designated Beneficiaries.

     8. FACILITY OF PAYMENT. If, in the Committee's opinion, a Participant or other person entitled to benefits under the Plan is under a legal disability or is in any way incapacitated so as to be unable to manage his/her financial affairs, then the Committee may, until claim is made by a conservator or other person legally charged with the care of his/her person or of his/ her estate, direct the Employer to make payment to a relative or friend of such person for his/her benefit. Thereafter, any benefits under the Plan to which such Participant or other person is entitled shall be paid to such conservator or other person legally charged with the care of his/her person or his/her estate.

     9. INSURANCE. The Company may, in its sole discretion, purchase a policy or policies of insurance on the life of any Participant the cash value, if any, and proceeds of which may, but need not, be used by the Company to satisfy part or all of its obligations, hereunder. The Company will be the owner of any such policies and neither the Participant nor any other person or entity claiming through the Participant shall have any ownership rights in such policies or any proceeds thereof. The Participant, as a condition of receiving any benefits hereunder, on behalf of him/herself of any person or entity claiming through him/ her, shall cooperate with the Company in obtaining any such insurance that the Company desires to purchase by submitting to such physical examinations, completing such forms, and making such records available as may be required by the Company from time to time.

     10. NON-ALIENATION. Neither a Participant nor anyone claiming through him/her shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto hereby are expressly declared to be non-assignable and non-transferable, nor shall any such right to receive payments hereunder be subject to the claims of creditors of a Participant or anyone claiming through him/her to any legal, equitable, or other proceeding or process for the enforcement of such claims.

     11. TAX WITHHOLDING. The Company may withhold from any payment made by it under the Plan such

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          amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code or the Social Security Act or any state or local income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

     12. NON-SECURED PROMISE. The rights under this Plan of a Participant and any person or entity claiming through him/her shall be solely those of an unsecured, general creditor of the Company. Any insurance policy or other asset acquired or held by the Company shall not be deemed to be held by the Company for or on behalf of a Participant, or any other person, or to be security for the performance of any obligations hereunder of the Company, but shall, with respect to this Plan, be and remain a general, unpledged, unrestricted asset of the Company.

     13. INDEPENDENCE OF PLAN. Except as otherwise expressly provided herein, this Plan shall be independent of, and in addition to, any other agreement that may exist from time to time between the parties hereto. This Plan shall not be deemed to constitute a right to be retained as a member of the Board of Directors of the Company.

     14. PARAGRAPH HEADINGS. The Paragraph headings used in this Plan are for convenience of reference only and shall not be considered in construing this Plan.

     15. RESPONSIBILITY FOR LEGAL EFFECT. Neither the Committee nor the Company makes any representation or warranties, express or implied, or assumes any responsibility concerning the legal, tax, or other implications or effects of this Plan.

     16. COMMITTEE DETERMINATIONS FINAL. Each determination provided for in this Plan shall be made in the absolute discretion of the Committee. Any such determination shall be binding on all persons.

     17. AMENDMENT. The Company may in its sole discretion amend the Plan from time to time. No such amendment shall reduce a Participant's or Beneficiary's benefits under the Plan to an amount less than an amount that he/she would have been entitled to under the Plan on the later of the date the amendment is adopted or made effective if the Plan had been terminated on that date.

     18. TERMINATION AT THE COMPANY'S OPTION. Notwithstanding any other provision of this Plan, the Company may terminate this Plan at any time if the Committee, in its sole and absolute discretion, determines that any change in federal or state law, or judicial or administrative interpretation thereof, has materially affected the Company's cost of providing the benefits otherwise payable under this Plan, or for any other reason whatsoever. Upon such termination, the sole amount payable to Participant shall be a lump sum payment, as soon as practicable after such termination, of the accumulated value of the Deferral Amount. For purposes of this Section, the rate to be credited in the calculation of the accumulated value of the Deferral Amount shall be the rate specified for Installment Payments in Subsection 4A.

     19. SUCCESSORS, ACQUISITIONS, MERGERS, CONSOLIDATIONS. The terms and conditions of this Plan and each Deferral Election shall insure to the benefit of and bind the Company, the Participants, their successors, assigns, and personal representatives.

     20. CONTROLLING LAW. The Plan shall be construed in accordance with the laws of the state of Illinois to the extent not pre-empted by laws of the United States of America.